Exhibit 10.21

American Water

The 2006 Annual Incentive Plan

REWARDING ACHIEVEMENT
Senior Management Incentive Plan

RWE Group

The 2OO6 American Water Annual Incentive Plan

The 2006 American Water Annual Incentive Plan (AIP) recognizes the opportunity and the accountability we share for achieving our goals. Your accomplishments have helped to build American Water’s success to this point, and the AIP will reward you for the contribution you make to the achievement of our goals.

Who Is Eligible for the 2006 AIP

All full-time employees in Management Levels ML2—ML4 in American Water are eligible to participate in the 2006 AIP.

Eligible employees who join American Water before September 30 of a plan year (January 1—December 31) are also eligible to participate in the plan on a prorated basis.

Eligible employees seconded from RWE/Thames Water will participate in the plan for the duration of their secondment. Target levels for assignees seconded from the UK/Germany are aligned with incentive opportunities for UK or German based employees to maintain the “home country terms and conditions” approach adopted for assignees.

Your Award Opportunity

Your award opportunity is based on your role. Your manager will confirm your award opportunity to you in writing. Any award you earn is based on your salary as of December 31, 2006.

If you are promoted during the plan year to a position with a higher target level, your bonus plan will be prorated to reflect the full months at each award level. Similarly, if you are reclassified to a position with a lower AIP award level, your bonus plan will be prorated to reflect the full months at each award level.

What the Plan Measures

The AIP is designed to reward participants for the performance results they and the Company attain during the plan year. There are three performance components: ‘Company (financial), ‘Operational’ and ‘Individual’.

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The Company (financial) component is based on Operating Result (OR). Operating Result is American Water’s primary measure of trading profitability. Essentially, this is calculated as revenues, less operating expenses (such as operation and maintenance expense, depreciation, and marketing and administrative expenses). It also incorporates a share of the earnings of affiliates in which the company has an ownership stake, but excludes certain one-time items (e.g. restructuring costs), interest and taxation. See Attachment A for the 2006 financial component.

You will have performance targets set at American Water level and possibly in your individual performance targets at the Business Unit/Region level. Your AIP letter will provide you with your Company component targets.

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The Operational component includes performance measures tied to the American Water balanced scorecard through which customer satisfaction, environmental and health & safety measures and goals, as appropriate to your role, are the key performance indicators. If you are an employee of the American Water Business Center, Shared Services, Customer Services or the Belleville Lab, you will not have an operational component. See Attachment B for the 2006 operational components.

•	The Individual component includes Performance Targets (KPIs) as agreed by you and your manager within the cornpanywide standard performance management process.

Financial Measures	Operational Measures	Individual measures
• Operating Result

Examples include:

•     Customer Satisfaction - [This will make up 50% of the total operational component. This measure deals with services we provide that directly benefit the customer.] *Detailed measures to follow.

• 5 Performance Targets (KPIs) agreed by AIP participant and their manager.
• Environmental
• Health & Safety

...as applicable to your business unit and role

How Your Award Is Weighted

Your award opportunity is based on two or three performance components (see page 3), depending on your role. You can earn part of your award for each component independent of the others. That means you can receive an award based on all, some or none of the applicable components, depending on actual performance results.

Note that the American Water Board, or its designee for these purposes, reserves the right to determine whether incentives are payable to any individual or group of individuals. The Board may withhold all incentive payments in exceptional circumstances, such as failing to meet minimum financial goals. In any case, individuals who do not meet their performance expectations will not be eligible to receive an incentive award.

The portion of your award opportunity you can earn for each component is reflected in weightings assigned to each, based on your role in the organization, as the following chart shows. The award has a target and a maximum opportunity.

BUSINESS CENTER 2006
Management Level	Company Operating Result	Individual (1)	Target Opportunity

ML2	25%	25%	50%
ML3	16%	24%	40%
ML4	10%	15%	25%

REGION 2006
Management Level	Company Operating Result	Individual (1)	Operational (2)	Target Opportunity
ML3	16%	16%	8%	40%
ML4	10%	10%	5%	25%

(1)	This component is defined as Performance Targets.
(2)	50% of the Operational component is allocated to Customer Satisfaction.

How the Weightings Come Together

Here is an example of how the three performance components and their weightings come together. As you can see, the measures within each component are also weighted.

OPERATING RESULT
OPERATIONAL
50%
Customer Satisfaction
25%
Environmental
25%
Health & Safety
INDIVIDUAL
Performance Targets (KPIs) to be agreed on by AIP participant and manager. Some individuals may have an additional financial component under their individual component.
American Water or Business Unit Balanced Scorecards
(Business Objectives and Outcomes)
Performance Management Process
(Individual Performance Targets aligned with the company balanced scorecard)

Operational

Operational components are performance measures tied to the American Water scorecard. Customer Satisfaction makes up 50% of this component and is measured on a state by state basis. All other operational components are measured on a regional basis.

Operational components are evaluated on a range from 0 to 120%.

Performance You Can Impact

We believe it’s essential that you are accountable for, measured on and rewarded for performance that you can directly impact or influence. For 2006, this means that a much larger part of your AIP is dependent on individual performance measures.

You and your manager have agreed on your individual performance targets. These targets can be based on financial, customer related or operationally based and should relate back to the balanced scorecard for your business unit or region and should directly reflect your role.

Individual Performance

Individual performance will be assessed using American Water’s Performance Management and Development Review (PDR) process. This process has been revised to align with the Balanced Scorecard. The first section of the PDR form contains a scorecard in which your individual Performance Targets will be documented. You will jointly identify and agree to your individual Performance Targets and relative weightings to be achieved during the year with your direct supervisor.

In overview, the PDR requires each individual to have 5 Performance Targets. The Performance Targets should be specific and measurable and aligned with the Balanced Scorecard. Each target needs to be evaluated on a range of 0 to 120% according to its importance relative to other targets. In this way excelling at your highest priority target, which has the heaviest weighting, will drive a bigger award. At least one of the targets should be linked to a personal development objective. At the beginning of 2007, a structured performance review will be conducted to determine how well you performed against your targets in 2006. It will be the Performance Scorecard Summary Rating for these 5 Performance Targets and NOT the “overall” performance rating that will be used for AIP award purposes (see below).

Performance Category

Each participant in the AIP plan should have 5 performance targets. An assessment should be made of performance against each target. Once evaluated, each individual performance target rating will be added and averaged to determine an overall rating.

Example #1

Performance Target Rating (PT)	AIP Performance Rating	Percentage Amount	Weighting		Subtotal
PT#1 (Meets Expectation)	Target fully achieved	100 x	20	% =	20
PT#2 (Progressing)*	Target largely achieved	75 x	20	% =	15
PT#3 (Does Not Meet Expectation)	Target not achieved	0 x	20	% =	0
PT #4 (Progressing)*	Target partially achieved	25 x	20	% =	5
PT #5 (Exceeds Expectation)	Target exceeds	120 x	20	% =	24

Take each performance target percentage amount and multiply it by its assigned weight. Add the subtotal numbers = 64 (Individual Weighting Factor) 64% would be used as the INDIVIDUAL weighting factor in the AIP plan.

Example #2

Performance Target Rating (PT)	AIP Performance Rating	Percentage Amount	Weighting		Subtotal
PT#1 (Meets Expectation)	Target exceeds fully achieved	110 x	10	% =	11
PT#2 (Progressing)*	Target largely achieved	85 x	20	% =	17
PT#3 (Does Not Meet Expectation)	Target not achieved	0 x	10	% =	0
PT #4 (Progressing)*	Target partially achieved	85 x	20	% =	17
PT #5 (Exceeds Expectation)	Target fully achieved	100 x	40	% =	40

85 would be the subtotal and 85 would be used as the INDIVIDUAL weighting factor in the AIP plan.

*	The system allows a % amount of 5% to 95% to be assigned to Progressing.

Percentages other than these are possible. Performance ratings can range from 0%-120%. The degree of percentage given will be based on the supervisor’s assessment of performance on the performance target. The maximum payment you can receive under the

Individual component is 120%. This would only be awarded if an individual exceeded all 5 performance targets. This should be used only in cases of exceptional and outstanding performance against a target. If an individual received a “too soon to rate” on their performance review they would not be eligible for an AIP award.

How Your Payout Is Determined

At the end of the year, the amount for each component is based on performance against each goal within the component and its relative weighting. Here is a simplified way to think of it.

(See example on page 10)

Example

Target bonus is 25% with 40% Operating Results 60% Individual Component.

Company Performance

Operating Result = 105.5% x 10% (Target) = 10.55%

Operational Performance

Achievement against operational targets = 96.9% x 5.00% (Target) = 4.85%

Individual Performance

Achievement against 5 Performance targets = 95.8% x 10.00% (Target) = 9.58%

Total AIP Payable = 10.55% (Company) + 4.85% (Operational) + 9.58% (Individual) = 24.98% of base salary of $150,000 = $37,470*

*	Note: Actual results may vary due to rounding.

Target Bonuses

You will have received a letter which states your target bonus opportunity. Target bonus is defined as the bonus paid at 100% for both company and individual awards. This means business plan is achieved for the company and operational element, and the employee has met his/her objectives for the individual element.

The maximum bonus you can receive is 150% of your Company (financial) element, 120% of operational and 120% of your Individual element.

Adjustments for Uncontrollable Events

The financial data included in the appendices has been prepared on the basis of the business plans agreed in 2006, using the assumptions set at that time. As in previous years, the actual results used for assessment will be amended to reflect the impact of events that are not considered to be within the control of local management. Any such amendments will require the explicit approval of the Chief Financial Officer, and if material, the Board, whose decision will be final. The following items are those most likely to be considered for amendment:

•	Weather conditions having a material adverse impact on the financial results

•	The impact of movements in foreign exchange rates

•	The impact of changes in intra-group recharges

•	Disposal/acquisition of businesses not anticipated in the business plan, but subsequently mandated by the Board of Directors

A ward Payments

To be eligible to receive an AIP award, you must be actively employed at the end of the plan year for which the award is earned. However, in case of disability, retirement, layoff or death during the plan year, a prorated award based on full months’ participation in the plan may be payable. Employees who resign or are terminated at any time during the plan year are not eligible.

Awards are usually determined and paid in cash as soon as possible after the release of financial results. Awards are normally paid by April of the following year. Awards are subject to all federal, state and local income tax withholdings.

If you become eligible to join the AIP during a plan year, any payout for that year will be prorated to reflect the number of full months you participated in the plan.

The American Water Board, or its designee for these purposes, reserves the right to determine whether incentives are payable to any individual or group of individuals. The Board may withhold all incentive payments in exceptional circumstances, such as failing to reach minimum financial goals. Individuals with poor performance will not be eligible to receive an incentive award.

Rewarding Achievement

Our AIP goals are challenging, but with your focus and contribution and effective teamwork, they can be achieved. Remember, your individual results do matter; our overall performance is the collective results of all AIP participants.

It’s important that you clearly understand your goals, how we’re performing against the goals, and how the AIP works so you know how you personally affect our performance. Be sure to talk to your manager or your local HR representative if you have questions.

This brochure describes the 2006 American Water Annual Incentive Plan. The Plan Administrator, whose decisions will be final and binding, will determine interpretations of the Plan. The Company reserves the right to amend, modify, or discontinue the Plan during the plan year or at any time in the future. Participation in the Plan does not convey any commitment to ongoing employment. If there are any differences between the information contained here and the Plan Document, the Plan Documents will govern.

Attachment A

Financial Component

Financial Payout (%) = [ Operating Result (Pre-AlP) - $651.6m ] / $4.7m

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In order to allow for the movement on the AIP accrual in achieving the budgeted Operating Result of $640.Om, the actual result needs to be considered before the AIP payment is made, but after the AIP accrual has been released

•	The financial component is triggered at a pre-AlP result of $651.6m—this allows for 120% individual / operational payout

•	Financial component is 33% of the AIP budget (i.e. $4.7m)—out performance of the 2006 Business Plan can lead to a maximum 150% payout of this component

Attachment B

Operational Component

2006 AIP OPERATIONAL MEASURES & TARGETS

	Weighting	NE	SE	Central	West	AWE
Notices of Violation (NOVs)	25%	4 *	4 *	4 *	4 *	4	*
Injury Frequency Rate (IFR)	25%	10.1	8.0	8.0	6.5	15.0
Customer Satisfaction Rating	37.5%	95%	95%	95%	95%	N/A
Customer Service Quality Rating	12.5%	75%	75%	75%	75%	N/A

*	if total AW NOVs are less than or equal to the target of 21, everyone gets rewarded for the NOV component, regardless of their individual region result vs. target. If total AW NOVs are more than 21, then only those regions with a result that meets or is less than their target get rewarded. The AW target for NOVs will be adjusted upward for any significant growth (add 1 NOV per 5% growth in customers served, rounded down).

Description of Measures:

Notices of Violation (NOVs): Number of times that an official notice is issued by a primacy agency for failure to comply with a federal, state, or local environmental statute or regulation that are covered by the Environmental Management Plan (EMP)

Injury Frequency Rate (IFR): Number of lost time injuries per million hours worked

Customer Satisfaction Rating: Percentage of responses to Question #23 in the annual customer satisfaction survey for which a rating of “Satisfied” or “Very Satisfied” is received.

Customer Service Quality Rating: Percentage of all customer service quality survey responses to Question #29 throughout 2006 for which a rating of “Very Good” or “Excellent” is received.